EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Record Earnings For First Quarter Of 2015 And Cash Dividend Increase

Sparta, Michigan – April 22, 2015 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,642,000 for the first quarter of 2015 compared to $1,248,000 in the same period in 2014. Diluted earnings per share were $0.49 in the first quarter of 2015 compared to $0.38 in the first quarter of the prior year.

ChoiceOne also announced the declaration of a cash dividend on the Corporation’s common stock. The cash dividend of $0.17 per share will be payable to shareholders of record as of June 15, 2015 and will be paid on June 30, 2015. The dividend declared represents an increase of $0.02 per share over the dividend paid in the fourth quarter of 2014 and $0.03 per share over the dividend paid in the first quarter of 2014.

“We are pleased with our strong start in the new year,” stated James Bosserd, President and Chief Executive Officer of ChoiceOne. “We have continued to build new loan and deposit relationships in our community markets. Our growth in earnings has allowed us to return our quarterly cash dividend to the level experienced prior to the financial crisis.”

Total assets were $543 million as of March 31, 2015, compared to $550 million as of December 31, 2014. The decrease in total assets was due to a reduction in net loans of $8.0 million in the first quarter of 2015. Total assets growth of $22.6 million from March 31, 2014 to March 31, 2015 was caused in part by an increase of $18.1 million in net loans.

The increase of $394,000, or 32%, in net income in the first quarter of 2015 compared to the same quarter in 2014 resulted from higher net interest income and noninterest income, the effect of which was partially offset by growth in noninterest expense. The $137,000 increase in net interest income was caused by $26.9 million of growth in average interest-earning assets in the first quarter of 2015 compared to the same quarter in the prior year. This was partially offset by a decrease in ChoiceOne’s net interest spread. Growth of $808,000 in noninterest income in 2015 compared to 2014 was due to service charges on ChoiceOne’s new checking accounts, higher debit card fee income, higher levels of investment commission volume, more sales of mortgages into the secondary market as a result of lower interest rates, and a death benefit received on a bank owned life insurance policy. An increase of $504,000 in noninterest expense in 2015 compared to 2014 was caused by higher commission expense due to increased investment and mortgage volume, higher data processing expenses due in part to ChoiceOne’s core data processing conversion scheduled for October 2015, higher professional fees, and growth in various other expenses.

ChoiceOne’s loan quality continued to improve in the first quarter of 2015 as nonperforming loans declined to $5.9 million as of the current quarter end from $6.6 million as of December 31, 2014. Net loan recoveries of $48,000 were experienced in the first quarter of 2015, compared to net charge-offs of $240,000 in the same quarter in 2014.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2014. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. The declaration of future dividends to shareholders will be considered by the Board of Directors in its discretion and will depend on a number of factors, including ChoiceOne’s financial condition and anticipated profitability.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	3/31/2015	12/31/2014	3/31/2014
Cash and Cash Equivalents	$9,748	$16,650	$14,429
Securities	153,793	145,706	147,002
Loans Held For Sale	2,061	2,170	728
Loans, Net of Allowance For Loan Losses	333,973	341,940	315,882
Premises and Equipment	11,698	11,795	11,947
Cash Surrender Value of Life Insurance Policies	11,997	12,071	10,340
Goodwill and Other Intangible Assets	14,383	14,555	14,892
Other Assets	5,282	4,753	5,129

Total Assets	$542,935	$549,640	$520,349

Noninterest-bearing Deposits	$110,025	$113,006	$107,996
Interest-bearing Deposits	319,057	321,822	320,440
Borrowings	42,033	45,106	26,691
Other Liabilities	4,029	3,516	2,719

Total Liabilities	475,144	483,450	457,846

Shareholders’ Equity	67,791	66,190	62,503

Total Liabilities and Shareholders’ Equity	$542,935	$549,640	$520,349

Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In Thousands, Except Per Share Data)	3/31/2015	3/31/2014
Interest Income
Loans, including fees	$3,942	$3,824
Securities and other	804	832
Total Interest Income	4,746	4,656

Interest Expense
Deposits	225	279
Borrowings	31	24
Total Interest Expense	256	303

Net Interest Income	4,490	4,353
Provision for Loan Losses	100	100
Net Interest Income After Provision
for Loan Losses	4,390	4,253

Noninterest Income
Customer service charges	983	859
Insurance and investment commissions	342	231
Gains on sales of loans	503	146
Earnings on life insurance policies	388	71
Other income	78	179
Total Noninterest Income	2,294	1,486

Noninterest Expense
Salaries and benefits	2,299	2,084
Occupancy and equipment	596	617
Data processing	553	426
Professional fees	277	197
Other expenses	835	732
Total Noninterest Expense	4,560	4,056

Income Before Income Tax	2,124	1,683
Income Tax Expense	482	435

Net Income	$1,642	$1,248

Basic Earnings Per Share	$0.50	$0.38
Diluted Earnings Per Share	$0.49	$0.38